CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We  hereby  consent  to the  incorporation  by  reference  in this  Registration
Statement on Form N-1A of our reports dated July 14, 2006, relating to the financial statements and financial highlights which appear in the May 31, 2006 Annual Reports to Shareholders of John Hancock Bond Fund, John Hancock Government Income Fund, John Hancock High Yield Fund, John Hancock Investment Grade Bond Fund and John Hancock Strategic Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers
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PricewaterhouseCoopers LLP

Boston, Massachusetts
September 27, 2006